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Exhibit 21

                                 SUBSIDIARIES



Name                                             State of Jurisdiction
----                                             ---------------------

MHC of Nashville, Inc.                                  Delaware
Pinnacle Care Corporation                               Delaware
Mariner Health of Florida, Inc.                         Delaware